Exhibit 10.24

With compliments -

Office of Technology Management and Industry Relations , Office of Research University of Missouri-Columbia

DATE: March 17, 2010

TO: Keith Murphy-Organovo

RE: 10UMC008 License Agreement

Comments:

Please see the 2 original, partially executed agreements attached for your signature. You may retain one and please return the other to me at the address below.

Thank you!

Should you have any questions, please contact:	Carolyn Dawson
Administrative Assistant-OTMIR
340 Bond Life Sciences Center
1201 East Rollins
Columbia, MO 65211-7310
Phone:573-882-6013
Fax: 573-884-0802 dawsonca@missouri.edu

GO TIGERS!!!! =^..^=

LICENSE AGREEMENT

THIS AGREEMENT  is made and entered into this 12th day of March, 2010 ("EFFECTIVE DATE"), by and between THE CURATORS  OF THE UNIVERSITY  OF MISSOURI, a public corporation  of the State of Missouri having a principal office at The Office of Technology Management & Industry Relations, 340
Bond Life Sciences Center, Columbia, MO  65211, ("UNIVERSITY") and Organovo having offices at

5871 Oberlin Dr., Suite 150, San Diego, CA  92121 ("LICENSEE").

 WHEREAS, UNIVERSITY has full ownership interest in PATENT RIGHTS related to LICENSED SUBJECT MATTER; and

WHEREAS, the LICENSED SUBJECT MATTER was developed in part under a research program sponsored by  the National Science Foundation. Therefore, this Agreement is subject to the terms and  conditions of Public Law 96-517 and 98-620 as amended; and

WHEREAS, LICENSEE is desirous of obtaining a license to practice the LICENSED SUBJECT MATTER; and

WHEREAS, UNIVERSITY is desirous of granting such a license to LICENSEE in accordance with the terms of this Agreement.

 NOW, THEREFORE, in consideration  of the foregoing premises and the covenants, representations and warranties contained herein, the Parties agree as follows:

ARTICLE I

 DEFINITIONS

1.01            "AFFILIATE" means any business entity more than fifty percent (50%) owned by LICENSEE, any business entity which owns more than fifty percent (50%) of LICENSEE, or any business entity that is more than fifty percent (50%) owned by a business entity that owns more than fifty percent (50%) of LICENSEE.

1.02            "KNOW-HOW" means research and development information, unpatented inventions, methods and techniques, formulae, biological materials and substances, processes and technical data, whether or not patentable or copyrightable,  which are needed to produce LICENSED PRODUCT  and are not otherwise in the public domain.

1.03           "LICENSED FIELD" means each of the following business areas:

(a)   all fields of use.

1.03           "LICENSED PRODUCT" means any product or part thereof where such product or part, and any result of a method, or the practice of a method, comprising LICENSED SUBJECT MATTER pursuant to this Agreement, is Sold by LICENSEE or a SUBLICENSEE.

1.04           "LICENSED SUBJECT MATTER" means inventions and discoveries covered by

TECHNOLOGY  and PATENT RIGHTS, if any, within LICENSED FIELD.

1.05           "LICENSED TERRITORY" means worldwide.

1.06           "NET SALES" means [***}, less:

(a)  [***];

(b)  [***]; and/or

(c)  [***].

1.07           "PATENT RIGHTS" means UNIVERSITY's rights in any of the following: the United States patent application (serial number 61/337,037 titled "ENGINEERED BIOLOGICAL NERVE GRAFT,FABRICATION AND APPLICATION THEREOF") disclosing and claiming the TECHNOLOGY; and continuing applications thereof including divisions, substitutions, continuations, continuations-in-part derived from Organovo sponsored research; and any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents. All of the foregoing will be automatically incorporated in and added to this Agreement and shall periodically be added to Appendix A attached to this Agreement and made part thereof

1.08             "Sale", Sell", or "Sold" means the use, transfer, distribution or disposition of a LICENSED PRODUCT for value to a party other than LICENSEE, or SUBLICENSEE as the case may be.

1.09            "SUBLICENSEE" means any person or entity to whom LICENSEE transfers any right or interest granted to LICENSEE by UNIVERSITY under this Agreement.

1.10            "TECHNOLOGY" means

the information, discoveries or know how developed by Dustin Christiansen, Stephen H. Colbert, Gabor Forgacs, Bradley A. Hubbard and Francoise Marga at UNIVERSITY  prior to the date of this Agreement as disclosed in UM Disclosure No. 10UMC008 entitled "Engineering  Fully Biological Nerve Graft" dated July 28, 2009

ARTICLE II

GRANT

2.01           UNIVERSITY hereby grants to LICENSEE and LICENSEE accepts, subject to the terms and conditions hereof, a royalty-bearing, exclusive license under LICENSED SUBJECT  MATTER to make, have made, use, Sell, have Sold, import, distribute, or otherwise transfer LICENSED PRODUCT within the LICENSED TERRITORY  for use within LICENSED FIELD for a term of the last to expire patent covered under PATENT RIGHTS.  UNIVERSITY  also grants to LICENSEE, a royalty free, non-exclusive license to KNOW-HOW with the right to grant sublicenses in concurrence with a sublicense to a SUBLICENESEE in accordance with 2.02 below.

2.02           The license granted in Section 2.01 above shall include the right to grant sublicenses, and the right of SUBLICENSEE  to grant further sublicenses subject to approval of LICENSEE.,   LICENSEE must deliver to UNIVERISTY a true and correct copy of each fully executed sublicense granted by LICENSEE or SUBLICENSEE,  and any modification or termination thereof, within thirty (30) days after execution, modification, or termination. LICENSEE shall, at such times as UNIVERSITY  directs and at UNIVERSITY's expense, request the inspection of the sublicensee's records by an independent certified public accountant.

2.03           UNIVERSITY shall have the right to make and to use the LICENSED SUBJECT  MATTER for research and educational purposes only, and to grant nonexclusive licenses to non-profit third parties to make and to use the LICENSED SUBJECT MATIER, for research and educational purposes only.

2.04           LICENSEE agrees that UNIVERSITY  shall have a right to publish the research results related to the LICENSED SUBJECT  MATTER in accordance with UNIVERSITY's general policies and that this Agreement shall not restrict, in any fashion, UNIVERSITY's right to publish.

2.05           LICENSEE understands that the LICENSED SUBJECT MATTER was developed  under a funding agreement with the Government of the United States of America and that the Government may have certain rights relative thereto. This Agreement shall be exclusive, to the extent allowed in accordance with Public Laws 96-517 and 98-620, in the LICENSED FIELD and is explicitly made subject to the Government's rights under such Government funding agreement and any applicable law or regulation. If there is a conflict between the Government funding agreement, applicable law or regulation and this Agreement, the terms of the Government funding agreement, applicable law or regulation shall prevail. LICENSEE agrees to take any actions necessary to enable UNIVERSITY  to satisfy its obligations with the United States Government relating to the LICENSED SUBJECT MATTER. LICENSEE agrees, during the period of exclusivity of this license in the United States, that any LICENSED PRODUCT produced for Sale in the United States will be manufactured substantially in the United States.

ARTICLE III

PAYMENTS

3.01           License Payments:   In consideration of rights granted by UNIVERSITY to LICENSEE under this

 Agreement, LICENSEE will pay UNIVERSITY the following:

a.	A license fee in the amount of [***], due and payable within 12 months of the effective date of this agreement;

b.	[***].; and

c.	[***].

d.	[***].

3.02           Sublicense Payments:   In consideration of rights granted by UNIVERSITY to LICENSEE under this Agreement, LICENSEE further agrees to pay UNIVERSITY the following after the execution of a sublicense hereunder:

a.	[***].

3.03           All payments to the UNIVERSITY  pursuant to this Agreement shall be paid in U.S. dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the in the Wall Street Journal) on the last working day of each royalty period.  Such payments shall be without deduction of exchange, collection or other charges.  Such payments shall be made payable to The Curators of the University of Missouri and shall be mailed to Office of Technology

Management & Industry Relations, 340a Bond Life Sciences Center, Columbia, MO 65211.

3.04           Unless stipulated otherwise, all payments due the University hereunder shall be made within thirty (30) days after the end of each calendar quarter.  Late payments shall be subject to an interest charge of one and one half percent (1 1/2%) per month.

3.05           Taxes and/or other governmental charges or fees shall not be levied on SALES ROYALTY payments made to UNIVERSITY and shall not be deducted from SALES ROYALTY payments due UNIVERSITY.

ARTICLE IV

REPORTING

4.01           Prior to signing this Agreement, LICENSEE has provided to UNIVERSITY a written plan (hereinafter "COMMERCIALIZATION PLAN") for LICENSED PRODUCT within the respective LICENSED FIELD and within the respective country or countries of the LICENSED TERRITORY  to be introduced by LICENSEE into commercial use. The COMMERCIALIZATION PLAN shall include, without limitation, 1) planned research and development activities, 2) milestones and evidence of sufficient financial resources to successfully implement the COMMERCIALIZATION PLAN and ensure that LICENSED PRODUCT will be kept reasonably available to the public, and 3) projection of Sales and proposed marketing efforts,  Such COMMERCIALIZATION PLAN is incorporated as Appendix B.

4.02           LICENSEE shall report to UNIVERSITY  the date of first Sale of LICENSED PRODUCTS  in each country of LICENSED TERRITORY  within thirty (30) days of occurrence.

4.03          Within 30 days after each March 31, June 30, September 30, and December 31following the first Sale of LICENSED PRODUCT,  whether Sold by LICENSEE or its SUBLICENSEE, if any exists, LICENSEE must deliver to UNIVERSITY a true and accurate written report, even if no payments are due UNIVERSITY, giving the particulars of the business conducted by LICENSEE and its SUBLICENSEE(s), during the preceding three (3) calendar months under this Agreement as are pertinent to calculating payments hereunder. This report will include at least:

a.      the quantities of LICENSED PRODUCT that it has produced;

b.      the total NET SALES;

c.      the calculation of royalties thereon;

d.      offsets of minimum annual royalties or other offsets allowed under this Agreement; and

e.      the total SALES ROYALTY computed and due UNIVERSITY.

This report shall identify the issued patents and/or patent applications under PATENT RIGHTS that cover the particular LICENSED PRODUCT being reported.  LICENSEE shall provide sufficient data for UNIVERSITY to verify the calculations, including gross Sales and allowable deductions to derive NET SALES figures, and any reasonable additional information UNIVERSITY  requires to determine LICENSEE's satisfaction of the reporting requirements hereunder or to clarify the information contained in reports provided by LICENSEE. LICENSEE shall provide such additional information within thirty (30) days of receiving a request from UNIVERSITY. Simultaneously with the delivery of each report, LICENSEE must pay to UNIVERSITY the amount, if any, due for the period of each report.

4.04           On or before each anniversary of the EFFECTIVE DATE, irrespective of having a first Sale or offer for Sale, LICENSEE must deliver to UNIVERSITY  a written annual report as to LICENSEE's (and any SUBLICENSEE's) efforts and accomplishments during the preceding year in diligently commercializing LICENSED PRODUCT in the LICENSED FIELD, including but not limited to, progress on research and development,  regulatory approvals, manufacturing, sublicensing, marketing and Sales and LICENSEE's (and, if applicable, SUBLICENSEE's) commercialization plans for the upcoming year. LICENSEE shall also provide any reasonable additional information UNIVERSITY requires to evaluate LICENSEE'S performance  under this Agreement.

4.05           LICENSEE agrees to keep records for a period of three (3) years following termination of this Agreement showing the manufacturing, Sales, use, sublicense, and other disposition of LICENSED PRODUCT, Sold or otherwise disposed of under the license herein granted in sufficient detail to enable the royalties payable hereunder by LICENSEE to be determined. LICENSEE agrees to permit UNIVERSITY or its representatives, at UNIVERSITY's expense, to periodically examine its books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement. If the amounts due to UNIVERSITY  are determined to have been underpaid, LICENSEE will pay the amount of such underpayment and interest on the amount of such underpayment, calculated in accordance with Section 3.05 with interest accruing from the date such payment was originally due the UNIVERSITY. Such examination is to be made by UNIVERSITY  at the expense of

UNIVERSITY, except in the event that the results of the audit reveal a discrepancy in UNIVERSITY's favor of five percent (5%) or more, then the audit fees shall be paid by LICENSEE.

ARTICLE V

DUE DILIGENCE

5.01           LICENSEE shall use reasonable efforts to effect introduction of the LICENSED PRODUCT into the commercial market as soon as practicable, consistent with sound and reasonable  business practices and judgment; thereafter, until the expiration of this Agreement, LICENSEE shall keep LICENSED PRODUCT reasonably available to the public.

5.02           UNIVERSITY shall have the right, at UNIVERSITY's sole discretion, to either terminate or render this license nonexclusive  in an individual LICENSED FIELD and/or individual country or countries within the LICENSED TERRITORY  if LICENSEE or its SUBLICENSEE:

(a) Has not within one (1) year of the EFFECTIVE DATE presented to and obtained UNIVERSITY'S approval, which approval shall not be unreasonably withheld, a new COMMERCIALIZATION PLAN for LICENSED PRODUCT within the respective LICENSED FIELD and within the respective country or countries of the LICENSED TERRITORY  not previously introduced by LICENSEE into commercial use, , or

(b) Has not within one (1)  year of the EFFECTIVE DATE received capital investments totaling two hundred fifty thousand dollars ($250,000),  or

(c) Has not within three (3) years initiated an animal study to further evaluate in vivo functionality of the TECHNOLOGY,  or

(d) Has not within 10 years submitted a regulatory filing for approval to commercialize products in any country within LICENSED TERRITORY.

ARTICLE VI

LIABILITY, WARRANTIES AND INSURANCE

6.01       LICENSEE shall at all times during the term of this Agreement and thereafter,  indemnify, defend and hold UNIVERSITY, and their respective current or former Curators, officers, employees and affiliates (each individually  an "Indemnified Party," and collectively  the "Indemnified  Parties")  harmless from any judgments  and against  all claims  and expenses,  including  legal  expenses  and reasonable  attorneys'  fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim,  proceeding,  demand,  expense and liability of any kind whatsoever  resulting from 1) the development, manufacture, use, or Sale of LICENSED PRODUCT by LICENSEE, its subsidiaries, and SUBLICENSEEs, or 2) from the use by the end users of LICENSED PRODUCT, or 3) arising from any obligation  of LICENSEE  hereunder.  If any such claims or causes of action are made, Indemnified Parties shall be defended by counsel selected by LICENSEE, subject to each Indemnified  Party's approval, which shall not be unreasonably  withheld.  Each Indemnified Party reserves the right to be represented by its own counsel at its own expense.

6.02           At such time as any product, process, or service relating to, or developed pursuant to, this Agreement is being commercially distributed or Sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE, a SUBLICENSEE, or a subsidiary or agent of LICENSEE, LICENSEE shall at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than $1,000,000 per incident and naming the UNIVERSITY, its Curators, trustees, officers, agents, employees and affiliates,  as additional insureds.  Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for LICENSEE's indemnification under this Agreement. Such insurance will be considered primary as to any other valid and collectible insurance, but only as to acts of the named insured. Any carrier providing coverage shall have a minimum "Best" rating of "A-XII". The minimum amounts of insurance coverage required shall not be construed to create a limit of LICENSEE's liability with respect to its indemnification under this Agreement. LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to this Agreement is being commercially distributed or Sold by LICENSEE, or its SUBLICENSEE, subsidiary or agent of LICENSEE and (ii) a reasonable period after the period referred to in (i) above which in no event shall be less than fifteen (15) years.

LICENSEE shall provide Workers' Compensation coverage for any employee of LICENSEE that visits UNIVERSITY  premises for matters relating to this Agreement.  In addition, Employers' Liability coverage shall be provided to such employee in an amount no less than $1,000,000 per occurrence. LICENSEE shall provide UNIVERSITY with written evidence of the insurance requirements of this Section 6.02 within thirty (30) days after execution of this Agreement.  LICENSEE shall provide UNIVERSITY with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, UNIVERSITY shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods. It is agreed that the insurance required is required in the public interest and the UNIVERSITY  does not assume any liability for acts of LICENSEE, their officers, agents, and employees or of a SUBLICENSEE,  their officers, agents, and employees, in connection with the granting of this Agreement.

LICENSEE shall require in any sublicense in which LICENSEE grants to a third party the right to make, have made, use, import, offer to Sell or Sell any LICENSED PRODUCT, provisions that provide the UNIVERSITY, its Curators, trustees, officers, agents, employees and affiliates, comparable protections as those provided the UNIVERSITY in this Article VI.

6.03           EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS LICENSE, UNIVERSITY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, OR THAT THE MANUFACTURE, USE, OR SALE OF THE LICENSED SUBJECT MATTER WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS.

ARTICLE VII

DOMESTIC AND FOREIGN PATENT FILING AND MAINTENANCE

7.01           LICENSEE shall reimburse UNIVERSITY for all out-of-pocket expenses UNIVERSITY has incurred prior to the execution of this Agreement for the preparation, filing, prosecution  and maintenance of PATENT RIGHTS (hereinafter  "PATENT  EXPENSES")  within one year of execution of this Agreement. All PATENT EXPENSES UNIVERSITY incurs during the first year following the execution of this Agreement shall be reimbursed by LICENSEE within two (2) years following the execution of this agreement.  PATENT EXPENSES incurred by UNIVERSITY  beginning in the second year following execution of this agreement shall be reimbursed by LICNESEE on an ongoing basis following receipt of invoice by UNIVERSITY for such PATENT EXPENSES.  All reimbursements for PATENT EXPENSES shall be received as a separate payment apart from any royalties or other revenues owed UNIVERSITY. Late payment of invoices of PATENT EXPENSES received by LICENSEE from UNIVERSITY shall be subject to interest charges of one and one-half percent (1 1/2%) per month.  A payment under this Section 7.01 is considered late if payment is not received by UNIVERSITY within thirty (30) days from

LICENSEE's receipt of an invoice from UNIVERSITY.

7.02           UNIVERSITY shall be solely responsible for the preparation, filing, prosecution  and maintenance of any and all U.S. and foreign patent applications and patents included in PATENT RIGHTS mutually agreed upon by UNIVERSITY and LICENSEE.  UNIVERSITY shall first consult with LICENSEE as to the preparation, filing, prosecution, and maintenance of such patent applications and patents and shall furnish to LICENSEE copies of documents relevant to any such preparation, filing, prosecution or maintenance.

7.03           If LICENSEE elects not to continue paying future PATENT EXPENSES, LICENSEE shall notify UNIVERSITY immediately in writing, but in no event less than sixty (60) days prior to any deadline which should or must be met in order to maintain the patent or patent application in force (a "deadline" includes a date by which an action must be taken to avoid payment of a late fee).  Such notice by LICENSEE shallconstitute a waiver of and relinquishment of all of LICENSEE's rights under this Agreement related to such patent or patent application.

ARTICLE VIII

INFRINGEMENT

8.01           LICENSEE, at its expense, shall have the right to enforce PATENT RIGHTS against infringement by third parties and it is entitled to retain the recovery from such enforcement, including any cash or other consideration received by way of judgment, settlement or compromise (hereinafter "RECOVERY"). However, any RECOVERY,  less direct out-of-pocket legal expenses incurred by LICENSEE for such enforcement, shall be considered lost Sales and LICENSEE shall pay UNIVERSITY a SALES ROYALTY on such lost Sales. Before LICENSEE commences a formal legal proceeding with respect to any infringement of PATENT RIGHTS, LICENSEE shall consult with UNIVERSITY regarding the potential effects such legal proceeding may have on the public interest. LICENSEE shall keep UNIVERSITY informed on all actions taken by LICENSEE in its enforcement against an infringer and shall furnish to UNIVERSITY copies of all documents related thereto.

8.02           In any infringement suit or dispute, UNIVERSITY agrees to cooperate reasonably with LICENSEE. At the request and expense of LICENSEE, the UNIVERSITY will permit access to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours on UNIVERSITY  premises as reasonably necessary for LICENSEE to vigorously conduct such proceeding. In the event that travel is required, LICENSEE agrees to reimburse UNIVERSITY for such travel.

8.03           In the event that LICENSEE elects not to exercise its right to prosecute an infringement of the PATENT RIGHTS pursuant to the above paragraphs, UNIVERSITY may do so at its own expense, controlling such action and retaining all RECOVERY therefrom. LICENSEE agrees to cooperate reasonably with UNIVERSITY in any such infringement suit or dispute.

ARTICLE IX

CONFIDENTIALITY

9.01           LICENSEE agrees that all patent prosecution information and all other information contained in documents marked "confidential"  received from UNIVERSITY shall (i) be received in strict confidence, (ii) be used only for the purposes of this Agreement, and (iii) not be disclosed by LICENSEE, its employees, agents, successors or assigns,  without the prior written consent of UNIVERSITY, except to the extent that the LICENSEE can establish competent written proof that such information:

a.      was in the public domain at the time of disclosure;

b.      later became part of the public domain through no act or omission of LICENSEE, its employees, agents, successors or assigns

c.      was lawfully disclosed to LICENSEE by a third party having the right to disclose it;

d.    was already known by LICENSEE at the time of disclosure;

e.      was independently  developed by LICENSEE; or f.is required by law or regulation to be disclosed.

9.02            LICENSEE's obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with UNIVERSITY's confidential information as LICENSEE uses to protect its own confidential information, but not less than reasonable care. This obligation shall exist during the term of this Agreement and for a period of five (5) years thereafter.

ARTICLE X

TERM AND TERMINATION

10.01         This Agreement shall become effective upon the EFFECTIVE DATE and, unless sooner terminated in accordance with any of the provisions herein, shall remain in full force in the LICENSED  TERRITORY during the life of the last to expire patents under PATENT RIGHTS.

10.02         In the event that either Party defaults or breaches any of the provisions of this Agreement, the other Party shall have the right to terminate this Agreement by giving written notice to the defaulting Party; provided, however, that if the said defaulting Party cures said default within thirty (30) days after said notice shall have been given, this Agreement shall continue in full force and effect.  The failure on the part of either of the Parties hereto to exercise or enforce any right conferred upon it hereunder shall not be deemed to be a waiver of any such right nor operate to bar the exercise or enforcement thereof at any time or times thereafter.

10.03         Upon termination of this Agreement, LICENSEE's interest in sublicenses granted by it under this Agreement shall at UNIVERSITY's option, terminate or be assigned to UNIVERSITY. LICENSEE shall make provision for the UNIVERSITY's rights under the preceding sentence to be included in all sublicenses granted by it under this Agreement.

10.04         In the event that LICENSEE shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it, this Agreement shall automatically terminate.

10.05         Termination of this Agreement for any reason shall not release either Party from any obligation theretofore accrued. Articles III, VI, and IX and Sections 4.03, 4. 05, 10.03, 11.07, and 11.13 shall survive the termination of this Agreement.

ARTICLE XI

GENERAL

11.01         Prior to the issuance of patents under PATENT RIGHTS, LICENSEE agrees to mark LICENSED PRODUCTS (or their containers or labels) Sold by LICENSEE, or a SUBLICENSEE, under the license granted in this Agreement with the words "Patent Pending," and following the issuance of one or more patents under PATENT RIGHTS, with the words "Patent No.  "

11.02         LICENSEE agrees to comply with all applicable federal, state, and local laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities  and technical data, including all Export Administration  Regulations of the United States Department of Commerce. These laws and regulations among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by LICENSEE, its AFFILIATE, or SUBLICENSEES, and that it will defend and hold UNIVERSITY harmless in the event of any legal action of any nature occasioned by such violation.

11.03         LICENSEE agrees not to identify UNIVERSITY  in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof or to use the name of any UNIVERSITY faculty member, employee, or student or any trademark, service mark, trade name, or symbol of UNIVERSITY, without UNIVERSITY'S  and prior written consent.

11.04         Except in connection with the sale of substantially all of LICENSEE's assets to a third party, this Agreement may not be assigned by LICENSEE without the prior written consent of UNIVERSITY, which will not be unreasonably withheld.

11.05         If LICENSEE desires UNIVERSITY participation in performing research and development activities directed towards PATENT RIGHTS, negotiation for such assistance shall be separate and apart from this Agreement, and shall be performed according to UNIVERSITY'S  procedures related to research grant and contract activities.

11.06         In the event LICENSEE wishes to engage the inventors as consultants, such an arrangement shall be separate and apart from this Agreement, but shall be in keeping with UNIVERSITY'S policy on consulting and ownership of intellectual property developed by UNIVERSITY employees.

11.07         Any payment, notice, or other communication given ·under this Agreement (except for correspondence relating to patent filing, prosecution and/or maintenance matters under Article VII herein) shall be in writing and shall be deemed delivered when sent by certified first class mail, registered mail, or overnight courier, or by facsimile, provided that a copy of such facsimile is promptly sent by certified first class mail, registered or overnight courier, addressed to the Parties as follows (or at such other addresses as the Parties may notify each other in writing):

If to UNIVERSITY:

Office of Technology Management & Industry Relations
340A Bond Life Sciences Center
Columbia, MO  65211
Attn.: Director

If to LICENSEE: Organovo

5871 Oberlin Dr. Suite 150
San Diego, CA  92121
Attn.: CEO

11.08         This Agreement constitutes the entire and only agreement between the Parties for LICENSED SUBJECT MATTER  and all other prior negotiations, representations, agreements, and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by a written document signed by both Parties.

11.09         None of the terms, covenants, and conditions of this Agreement can be waived except by the written consent of the Party waiving compliance.

11.10         A failure by one of the Parties to this Agreement to assert its rights for or upon any breach or default of this Agreement shall not be deemed a waiver of such rights nor shall any such waiver be implied from acceptance of any payment.  No such failure or waiver in writing by any one of the Parties hereto with respect to any rights, shall extend to or affect any subsequent breach or impair any right consequent thereon.

11.11         If any sentence, paragraph, clause or combination of the same is found by a court of competent jurisdiction to be in violation of any applicable law or regulation, or is unenforceable or void for any reason whatsoever, such sentence, paragraph, clause or combinations of the same shall be severed from the Agreement and the remainder of the Agreement shall remain binding upon the Parties.

11.12         The headings of the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.

11.13         This Agreement shall be construed, interpreted, and applied in accordance with the laws of the State of Missouri.  Any action to enforce the provisions of the Agreement shall be brought in a court of competent jurisdiction and proper venue in the State of Missouri.

IN WITNESS WHEREOF,  the Parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

THE CURATORS OF THE UNIVERSITY OF MISSOURI	LICENSEE

BY: /s/Christopher M. Fender	BY:/s/Keith Murphy
Name: Christopher M. Fender	NAME: Keith Murphy
TITLE: Director, OTMIR	TITLE: Chief Executive Officer
DATE : March 12, 2010	DATE: March 17, 2010

EXHIBIT A

US Patent Application No. 61/337,037 titled "ENGINEERED BIOLOGICAL NERVE GRAFT, FABRICATION AND APPLICATION THEREOF"